EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2019 Third Quarter Results

•	Third quarter 2019 revenue was $9.5 million, a slight increase over the prior year revenue

•	Net loss of $1.1 million and net loss per share of $0.07 for the quarter

•	Route-based business increased 20%

•	MedSafe collection receptacles installed base of about 3,200 units versus 2,200 a year ago and 900 the year prior; Surpassed the 28,500 mark for returned MedSafe liners

•	Professional market billings increased 15%

HOUSTON, Texas, April 24, 2019 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the third quarter and first nine months of fiscal year 2019, which ended March 31, 2019.
Revenue in the third quarter of fiscal 2019 was $9.5 million, a slight increase compared to $9.4 million in the same prior year quarter with gross margin of 21.5%, a decline from gross margin of 24.4% in the third quarter of fiscal 2018. Gross margin was adversely impacted in the third quarter by higher than expected costs of sales related to a number of items including costs associated with a once every three years EPA required test at the Company’s treatment facility in Texas which will not be required for another three years. Gross margin was also adversely impacted by about $0.1 million, or 100 basis points, as a result of the application of the new revenue recognition standard compared to the prior year quarter. The Company reported an operating loss of $1.1 million in the third quarter of fiscal 2019, compared to an operating loss of $0.7 million in the third quarter of 2018. Sharps recorded a net loss of $1.1 million or a loss of $0.07 per basic and diluted share in the third quarter of fiscal 2019, as compared to a net loss of $0.8 million or a loss of $0.05 per basic and diluted share in the third quarter of fiscal 2018.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Historically, the March quarter is our weakest quarter and this one is no exception. While our internal expectations were about $10 million plus in revenue and breakeven earnings, we fell short as a result of lower MedSafe sales and the timing of orders in our home healthcare market. Exacerbating the challenging quarter were higher than expected costs of sales related to a number of items including EPA required testing and the adverse impact of the new revenue recognition standard which lowered gross margin by about 100 basis points.
“We believe our target market for medical waste management solutions is vastly underserved and continue to be pleased with the positive customer response for an alternative provider focused on customer service, online training tools, responsiveness and reasonable contract terms. A few years ago we made the strategic decision to expand our route-based presence to complement our mailback offering and establish a more predictable revenue stream. Our ability to provide a diversified solution appeals to a broader base of the small to medium quantity waste generators as we now offer our route-based service in 24 states and have the capability of reaching 55% of the population in addition to our traditional mailback offering in all 50 states. As a result, we saw continued traction from our route-based medical waste pick-up solutions in the third quarter, with billings increasing 20% to represent 24% of total revenues. As evidence of the success from our expansion of offerings, our trailing twelve months revenue from the route-based business is $8.5 million, more than doubling the associated acquired revenue base of $3.9 million.
“We also continue to see strong demand for our unused medication solutions, including the MedSafe and TakeAway Medication Recovery System Envelopes and believe that Sharps is evolving as the leading provider of ultimate user unused medication disposal solutions in the U.S. Billings for unused medication solutions were down for the quarter, largely because the third quarter of 2018 included a higher number of MedSafe units installed than the current quarter related to the ongoing launch of a major unused medication program. The rollout of this specific program is ongoing with a greater number of units scheduled to be installed in calendar 2019 than in 2018 but installs in 2019 will be distributed over more of the calendar year. Sequentially, we achieved 26% growth in unused medications billings or an increase to 18% of total revenue in the third quarter of 2019 from 11% in the second quarter of 2019. On a fiscal year-to-date basis, unused medication billings have increased 9% compared to the prior year. Since 2015, we’ve installed about 3,200 MedSafe collection receptacles in retail and hospital pharmacies and long-term care, drug treatment, and law enforcement facilities and customers have returned over 28,500 inner liners with over 1.2 million pounds of unused medications. Additionally, Sharps has sold nearly 3.6 million TakeAway Medication Recovery Envelopes since 2009. As the epidemic of prescription drug abuse and accidental poisonings continues to grow, we’re committed to providing our effective solutions to help communities, retailers and healthcare providers solve this pervasive problem. We are proud to be part of the solution with convenient medication disposal, in addition to education and treatment, being seen as one of the components designed to solve the opioid crisis.”
New Sales Leadership
Mr. Tusa added, “During the March quarter, Linda Brock joined the Company as Vice President of Sales. Linda is managing and leading the field sales team, including business development, national account managers and territory managers with a focus on accelerating the closing of existing sales opportunities and meeting or exceeding sales budgets while growing the sales pipeline and improving cross-selling of new solution offerings to existing customers. Linda is a seasoned sales leader with extensive experience in the healthcare and related services industry. We believe her successful track record building and implementing national and territorial sales and marketing initiatives, coupled with her expertise driving brand recognition in the marketplace will be a tremendous asset to the Company and our sales organization. We welcome her to the organization and look forward to her contributions.”
Third Quarter Review
Professional market billings increased 15% to $3.7 million in the third quarter of fiscal 2019 compared to $3.2 million in the prior year period. This totally organic growth is related to the Company’s success attracting customers from the small to medium quantity generator sector made up of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals, who typically use a combination of cost-effective and easy to use Sharps Recovery System™ and the Company’s route-based pick-up services. Billings for the inside and online sales channel, which primarily targets the Professional and Government markets, increased 7% to $2.0 million in the third quarter of fiscal 2019 as compared to $1.9 million in the same prior year period.
Retail market billings of $1.6 million were down slightly when compared to the prior year period. Retail market billings for unused medication solutions were down about $0.2 million compared to the prior year quarter due to the timing of a launch of a major unused medication program.
Home Healthcare billings decreased 12% to $1.6 million in the third quarter of 2019 compared to $1.9 million in the third quarter of 2018, primarily due to a shift in the timing of orders.

Pharmaceutical Manufacturer billings increased 6% to $1.0 million in the third quarter of fiscal 2019 compared to the third quarter of fiscal 2018. The increase is related to inventory builds for current and new patient support programs.
Government billings increased 9% to $0.6 million in the third quarter of fiscal 2019. Government market billings included $0.2 million of orders under the VA’s Blanket Purchase Agreement, up compared with orders in the third quarter of fiscal 2018. MedSafe related orders to the government market were $0.2 million for the third quarter of fiscal 2019, consistent with billings in the third quarter of fiscal 2018.
Additional Operating Results
The Company reported gross margin of 21.5% for the third quarter of fiscal 2019, a decrease compared to gross margin of 24.4% in the same prior year quarter. Gross margin performance was adversely impacted by higher than expected costs of sales related to a number of items including costs associated with a once every three years regulatory test required at the Company’s treatment facility in Texas which will not be required for another three years. Gross margin was also negatively impacted in the third quarter by the application of the new revenue recognition standard which reduced the gross margin by about 100 basis points. SG&A increased slightly to $2.9 million, or 31% of revenue for the third quarter of fiscal 2019 as compared to SG&A of $2.8 million, or 30% of revenue, in the same prior year quarter related to the Company’s continued investment in sales and marketing.
Sharps recorded an EBITDA loss of $0.6 million in the third quarter of fiscal 2019, as compared to an EBITDA loss of $0.3 million in the third quarter of fiscal 2018. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release).
First Nine Months Results
Sharps recorded revenue of $32.1 million in the first nine months of 2019, an increase of 6% compared to revenue of $30.2 million in the first nine months of 2018. Customer billings increased 7% to $32.3 million in the first nine months of fiscal 2019. Professional billings increased 16% to $11.2 million in the first nine months of fiscal 2019 as compared to $9.6 million in the prior year period. In the first nine months of fiscal 2019, Retail billings increased 42% to $8.0 million as compared to $5.6 million in the first nine months of fiscal 2018. The increase in retail billings for the first nine months of 2019 is primarily due to a $2.0 million increase in flu shot related orders and a $0.04 million increase in MedSafe billings. Pharmaceutical Manufacturer billings decreased 32% to $2.7 million in the first nine months of 2019 as compared to $4.0 million in the first nine months of fiscal 2018. Although there were new pharmaceutical manufacturer programs launched in fiscal 2019, the impact is offset by significant inventory builds for larger programs in the first half of fiscal 2018 which did not re-occur in fiscal 2019 due to their significant size. Home Health Care billings decreased 4% to $5.7 million in the first nine months of fiscal 2019 compared to $6.0 million in the same period of 2018.  Assisted Living billings were unchanged at $1.9 million in the first nine months of fiscal 2019 and 2018. Government billings increased 15% to $1.7 million in the first nine months of fiscal 2019 as compared to $1.5 million in the prior year period.
Gross margin increased to 29.2% for the first nine months of fiscal 2019 as compared to 28.0% in the first nine months of fiscal 2018. SG&A expense increased 7% to $8.9 million compared to $8.3 million in the first nine months of 2018, related to the Company’s continued investments in sales and marketing, but remained consistent as a percentage of sales at 27.6% for the first nine months of fiscal 2019. The Company recorded an operating loss of $0.1 million in the first nine months of fiscal 2019 as compared to an operating loss of $0.5 million in the first nine months of fiscal 2018.

The company improved its net loss for the first nine months of fiscal 2019 to $0.3 million or a loss of $0.02 per basic and diluted share, compared to a net loss of $0.5 million or a loss of $0.03 per basic and diluted share in the first nine months of fiscal 2018.
Sharps recorded significantly improved EBITDA of $1.1 million in the first nine months of fiscal 2019, as compared to EBITDA of $0.7 million in the first nine months of fiscal 2018. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release).
Financial Flexibility and a Strong Balance Sheet
Cash was $5.2 million at March 31, 2019, consistent with the cash level at June 30, 2018. The Company had working capital of $9.9 million at March 31, 2019 compared to $10.3 million at June 30, 2018.
Looking Forward
Mr. Tusa concluded, “We look forward to finishing the fiscal year 2019 with a strong fourth quarter which we believe should be positively impacted by strong flu season-related and MedSafe orders coupled with continued growth in the Professional market driven by greater sales of our Sharps Recovery System™ and route-based medical waste management solution offerings.
“Finally, we strongly believe we are uniquely positioned for growth in fiscal year 2020 with our full line of solution offerings, expanded infrastructure and participation in a market that we believe is vastly underserved. We look forward to more growth and success from our route-based offering and are proud of our leadership role in the cost-effective and convenient ultimate user medication disposal market which continues to evolve. We continue to differentiate ourselves with unparalleled customer service and customer responsiveness and we plan to use these advantages to drive awareness of Sharps Compliance as an alternative provider with corresponding increased growth and profitability.”
Third Quarter Fiscal Year 2019 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.
A telephonic replay will be available through May 24, 2019. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 46020. Transcript will also be posted to the Sharps website, once available.
About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.

More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2019	2018	% Change	2019	2018	% Change

Revenue	$9,451	$9,427	0.3%	$32,138	$30,229	6.3%

Cost of revenue	7,416	7,131	4.0%	22,760	21,774	4.5%
Gross profit	2,035	2,296	(11.4)%	9,378	8,455	10.9%
Gross margin	21.5%	24.4%		29.2%	28.0%
SG&A expense	2,901	2,800	3.6%	8,886	8,346	6.5%
Depreciation and amortization	207	203		613	608

Operating Loss	(1,073)	(707)		(121)	(499)
Operating margin	(11.4)%	(7.5)%		(0.4)%	(1.7)%

Interest income	5	5		18	15
Interest expense	(22)	(23)		(68)	(70)
Total other expense	(17)	(18)		(50)	(55)

Loss before income tax expense (benefit)	(1,090)	(725)		(171)	(554)
Income tax expense (benefit)	35	32		105	(28)
Net Loss	$(1,125)	$(757)		$(276)	$(526)

Net Loss Per Share
Basic and diluted	$(0.07)	$(0.05)		$(0.02)	$(0.03)

Weighted Average Shares Outstanding
Basic and Diluted	16,138	16,082		16,107	16,046

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31,	June 30,
	2019	2018

ASSETS:
Current assets:
Cash	$5,177	$5,155
Accounts receivable, net	6,692	6,370
Inventory	3,604	3,986
Contract asset	236	—
Prepaid and other current assets	839	739
Total current assets	16,548	16,250
Property, plant and equipment, net	6,207	6,572
Long-term inventory, net of current portion	1,079	—
Other assets	144	149
Goodwill	6,735	6,735
Intangible assets, net	3,322	3,525
Total assets	$34,035	$33,231

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,190	$1,500
Accrued liabilities	1,825	2,061
Current maturities of long-term debt	517	537
Contract liability	2,110	1,894
Total current liabilities	6,642	5,992
Long-term contract liability, net of current portion	387	470
Other long-term liabilities	191	130
Deferred tax liability	199	—
Long-term debt, net of current portion	1,077	1,465
Total liabilities	8,496	8,057
Stockholders’ equity	25,539	25,174
Total liabilities and stockholders' equity	$34,035	$33,231

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2019	% Total	2018	$ Change	%
BILLINGS BY MARKET:
Professional	$3,657	38.6%	$3,178	$479	15.1%
Retail	1,590	16.8%	1,640	(50)	(3.0)%
Home Health Care	1,640	17.3%	1,872	(232)	(12.4)%
Pharmaceutical Manufacturer	1,034	10.9%	973	61	6.3%
Assisted Living	632	6.7%	657	(25)	(3.8)%
Government	568	5.9%	520	48	9.2%
Environmental	25	0.3%	44	(19)	(43.2)%
Other	335	3.5%	232	103	44.4%
Subtotal	$9,481	100.0%	$9,116	$365	4.0%
GAAP Adjustment *	(30)		311	(341)
Revenue Reported	$9,451		$9,427	$24	0.3%

	Nine-Months Ended March 31,
	2019	% Total	2018	$ Change	%
BILLINGS BY MARKET:
Professional	$11,159	34.6%	$9,634	$1,525	15.8%
Retail	8,002	24.8%	5,621	2,381	42.4%
Home Health Care	5,728	17.8%	5,987	(259)	(4.3)%
Pharmaceutical Manufacturer	2,684	8.3%	3,972	(1,288)	(32.4)%
Assisted Living	1,897	5.9%	1,882	15	0.8%
Government	1,708	5.3%	1,484	224	15.1%
Environmental	206	0.6%	815	(609)	(74.7)%
Other	874	2.7%	636	238	37.4%
Subtotal	$32,258	100.0%	$30,031	$2,227	7.4%
GAAP Adjustment*	(120)		198	(318)
Revenue Reported	$32,138		$30,229	$1,909	6.3%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded. Most of the difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as Contract Liability.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2019	% Total	2018*	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$4,607	48.6%	$4,410	$197	4.5%
Route-Based Pickup	2,259	23.8%	1,888	371	19.7%
Unused Medications	1,705	18.0%	1,832	(127)	(6.9)%
Third Party Treatment	26	0.3%	44	(18)	(40.9)%
Other	884	9.3%	942	(58)	(6.2)%
Total Billings By Solution	$9,481	100.0%	$9,116	$365	4.0%

	Nine-Months Ended March 31,
	2019	% Total	2018*	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$18,343	56.9%	$16,784	$1,559	9.3%
Route-Based Pickup	6,465	20.0%	5,479	986	18.0%
Unused Medications	4,694	14.6%	4,321	373	8.6%
Third Party Treatment	206	0.6%	815	(609)	(74.7)%
Other	2,550	7.9%	2,632	(82)	(3.1)%
Total Billings By Solution	$32,258	100.0%	$30,031	$2,227	7.4%

*Certain prior year amounts have been reclassified to conform to current year presentation.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended March 31,
	2019	% Total	2018	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$5,110	53.9%	$4,870	$240	4.9%
Distributors	2,377	25.1%	2,385	(8)	(0.3)%
Inside and Online Sales	1,994	21.0%	1,861	133	7.1%
Total Billings By Channel	$9,481	100.0%	$9,116	$365	4.0%

	Nine-Months Ended March 31,
	2019	% Total	2018	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$16,563	51.3%	$16,338	$225	1.4%
Distributors	9,437	29.3%	8,472	965	11.4%
Inside and Online Sales	6,258	19.4%	5,221	1,037	19.9%
Total Billings By Channel	$32,258	100.0%	$30,031	$2,227	7.4%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Loss to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2019	2018	2019	2018

Net Loss	$(1,125)	$(757)	$(276)	$(526)

Income tax expense (benefit)	35	32	105	(28)
Interest expense, net	17	18	50	55
Depreciation and amortization	426	390	1,233	1,174

EBITDA	$(647)	$(317)	$1,112	$675

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net loss, plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income (loss), net income (loss), or cash flows as determined under generally accepted accounting principles and as reported by the Company.